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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
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McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW PO Box 3177
Cedar Rapids, IA 52406-3177
Press and Investor Contact: Bryce E. Nemitz
Phone: 319-790-7800  Fax: 319-298-7767
bnemitz@mcleodusa.com
Web Site:  www.mcleodusa.com
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                       McLeodUSA Elects Anne K. Bingaman
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CEDAR RAPIDS, Iowa -- July 15, 1999 -- McLeodUSA Incorporated (NASDAQ/NMS:MCLD),
a leading Integrated Communications Provider (ICP) in Midwest and Rocky Mountain states, announced today the election of Anne K. Bingaman to its Board of Directors for a term expiring in 2001.

     Anne K. Bingaman, 56, is currently an independent consultant in Washington, D.C., where she focuses on antitrust issues related to the telecommunications industry.

     Ms. Bingaman served as Senior Corporate Vice-President and founding President of the Local Services Division of LCI International Telecom, Inc. in McLean, Virginia from January 1997 until LCI was acquired by Qwest in July 1998. At LCI, Ms. Bingaman completed the roll-out of local telecommunications services to LCI business customers in 28 major U.S. markets in 8 months, serving thousands of new business customers with bundled local and long distance service. As President of the Local Services Division at LCI, Ms. Bingaman was responsible for Marketing, Network Planning, Customer Fulfillment/Local Operations and Business Analysis. As LCI's Senior Vice President responsible for Regulatory Affairs, Ms. Bingaman filed numerous petitions with the FCC, and testified before the Senate Commerce Committee as well as various state Public Utility Commissions to promote local service competition under the Telecommunications Act of 1996.

     Before assuming her position at LCI International, Ms. Bingaman was nominated by the President and confirmed by the Senate to the post of Assistant Attorney General in charge of the Antitrust Division at the U.S. Department of Justice where she served from June 1993 to October 1996. In this role, Ms. Bingaman focused on telecommunications, international antitrust and intellectual property. Prior to her appointment as Assistant Attorney General, Ms. Bingaman was a partner at a number of law firms, as well as an Associate Professor of Law. Her B.A. and LL.B. degrees are from Stanford. "It is our pleasure to welcome Anne to our Board," stated Clark McLeod, Chairman and CEO of McLeodUSA. "Her rich experience in telecommunications, her valiant efforts to create a regulatory environment conducive to competition, and her spirit and drive will be welcome additions to our Board." Ms. Bingaman joins recently elected Board members Roy A. Wilkins and Peter H.O. Claudy on the McLeodUSA Board. Other Board members include Thomas M. Collins, Robert J. Currey, Lee Liu, Paul D. Rhines, and the following McLeodUSA executives: Clark E. McLeod, Richard A. Lumpkin, Stephen C. Gray, and Blake O. Fisher, Jr.

     McLeodUSA is a provider of integrated communications services to business and residential customers in Midwest and Rocky Mountain states; additional expansion states will be added. McLeodUSA is a facilities-oriented communications provider with 15 switches, 7,654 route miles of fiber optics
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network, 495,000 local lines, and 6,100 employees. In the next 12 months, our publishing subsidiaries plan to distribute nearly 21 million copies of competitive directories in 22 states, expected to reach nearly 36 million people.

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